Exhibit 10.5

                       SUPPLEMENT TO EMPLOYMENT AGREEMENT

         This Supplement to Employment Agreement (this "Supplement"), dated as of August 27, 2003, is intended to supplement and amend any prior employment agreement by and between EXECUTIVE ("Executive") and Youbet.com, Inc., a Delaware corporation (the "Company) (as so amended, the "Agreement"). This Agreement supercedes and voids any less beneficial severance or change in control agreements or arrangements that previously existed between the Company and Executive. Certain capitalized terms used herein are defined throughout this Supplement, and certain other capitalized terms used herein are defined in
Section 6 hereof and in the Agreement.

         1.       SEVERANCE BENEFITS.

                  a. If Executive's employment is terminated by the Company, other than a Termination for Cause or Executive voluntarily terminates his employment for "good cause" as defined in Section 6 on or before the second (2nd) anniversary of a Change of Control of the Company, Executive shall receive:

                           i. Payment of all earned and unpaid Annual Salary and
                  bonus, as well as payment for accrued and unused vacation, if any;

                           ii. Payment of an amount equal to three (3) full
                  years of Executive's Annual Salary, calculated at the rate in effect as of the date of such termination;

                           iii. Health insurance benefits under COBRA paid in
                  full by the Company as of the date of such termination for a period of one (1) year following the date of such termination;

                           iv. The right to exercise all vested and unexercised
                  stock options granted under the Company Stock Option Plans in accordance with their terms within three months of the effective date of such termination;

                           v. Immediate vesting of all unvested stock options
                  granted under the Company Stock Option Plan and the right to exercise same within three months of the effective date of such termination; and

                           vi. A payment to Executive to compensate for any
                  excise penalty or other associated taxes resulting from severance payments exceeding the cap imposed by Internal Revenue Code Section 280(G);

                  b. In the event that the Company undergoes a Change-of-Control and Executive remains with the Company for 12 months following the effective date of the Change-of-Control, Executive will be given a 30-day "window period" in which to elect to voluntarily terminate Executive's employment for reasons other than good cause. Should Executive choose to terminate Executive's employment within the 30-day "window period," then Executive shall be entitled to the following compensation:


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                           i. Two (2) full years of Executive's Annual Salary,
                  calculated at the rate in effect as of the date of such termination;

                           ii. The right to exercise all vested and unexercised
                  stock options granted under the Company Stock Option Plans in accordance with their terms within three months of the effective date of such termination;

                  c. If Executive's employment is terminated by the Company other than a Termination for Cause under any other circumstance, Executive shall receive

                           i. Payment of all earned and unpaid Annual Salary and
                  bonus, as well as payment for accrued and unused vacation, if any;

                           ii. Payment of an amount equal to one (1) full year
                  of Executive's Annual Salary, calculated at the rate in effect as of the date of such termination;

                           iii. The right to exercise all vested and unexercised
                  stock options granted under the Company Stock Option Plans in accordance with their terms within three months of the effective date of such termination;

                           iv. Immediate vesting of all unvested stock options
                  granted under the Company Stock Option Plan and the right to exercise same within three months of the effective date of such termination; and

                           v. Health insurance benefits under COBRA paid in full
                  by the Company as of the date of such termination for a period of one (1) year following the date of such termination.

                  d. All payments due to Executive pursuant to this Section shall be paid in a lump sum within fifteen (15) days following such termination.

         2. RETENTION PAYMENTS. In the event of a Change of Control of the Company, Executive shall receive, on the first business day of each of the eight
(8) consecutive quarters immediately following the date of such Change of Control, a quarterly retention payment equal to fifty percent (50%) of Executive's Annual Salary as of the date of such Change of Control.

         3. BONUS PROTECTION PAYMENTS. If, at any time on or before the second
(2nd) anniversary of a Change of Control of the Company, any of the Company's bonus plans or bonus structures in effect or applicable to Executive on the date of such Change of Control are terminated, discontinued or modified to reduce or restrict Executive's ability or likelihood to obtain benefits thereunder, Executive shall receive the maximum amount of cash bonus and other compensation that Executive could have received under such plan(s) or structure(s) for the calendar year in which the Change of Control occurred, as if such plan(s) or structure(s) had not been so terminated, discontinued or modified. Payments to Executive pursuant to this Section shall be paid in a lump sum within fifteen
(15) days following the effective date of the termination, discontinuation or modification of the applicable plan(s) or structure(s).

         4. Certain Additional Payments by the Company may be due as follows:

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                  (a) Anything in this Agreement to the contrary notwithstanding and except as set forth below, in the event it shall be determined that any payment or distribution by the Company or its affiliates to or for the benefit of the Employee (whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise but determined without regard to any additional payments required under this Section 4), (a "Payment") would be subject to the excise tax imposed by Section 4999 of the Code or any interest or penalties are incurred by the Employee with respect to such excise tax (such excise tax, together with any such interest and penalties, are hereinafter collectively referred to as the "Excise Tax"), then the Employee shall be entitled to receive an additional payment (a "Gross-Up Payment") in an amount such that after payment by the Employee of all taxes (including any interest or penalties imposed with respect to such taxes), including, without limitation, any income taxes (and any interest and penalties imposed with respect thereto) and Excise Tax imposed upon the Gross-Up Payment, the Employee retains an amount of the Gross-Up Payment equal to the Excise Tax imposed upon the Payments. Notwithstanding the foregoing provisions of this Section 4, if it shall be determined that the Employee is entitled to a Gross-Up Payment, but that the Payments do not exceed 110% of the greatest amount (the "Reduced Amount") that could be paid to the Employee such that the receipt of Payments would not give rise to any Excise Tax, then no Gross-Up Payment shall be made to the Employee and the Payments, in the aggregate, shall be reduced to the Reduced Amount.

                  (b) Subject to the provisions of Section 4(c), all determinations required to be made under this Section 4, including whether and when a Gross-Up Payment is required and the amount of such Gross-Up Payment and the assumptions to be utilized in arriving at such determination, shall be made by the Company's then existing accounting firm or such other certified public accounting firm as may be designated by the Employee (the "Accounting Firm") which shall provide detailed supporting calculations both to the Company and the Employee within 15 business days of the receipt of notice from the Employee that there has been a Payment, or such earlier time as is requested by the Company. In the event that the Accounting Firm is serving as accountant or auditor for the individual, entity or group effecting the Change of Control, the Employee shall appoint another nationally recognized accounting firm to make the determinations required hereunder (which accounting firm shall then be referred to as the Accounting Firm hereunder). All fees and expenses of the Accounting Firm shall be borne solely by the Company. Any Gross-Up Payment, as determined pursuant to this Section 4, shall be paid by the Company to the Employee within five days of the receipt of the Accounting Firm's determination. Any determination by the Accounting Firm shall be binding upon the Company and the Employee. As a result of the uncertainty in the application of
         Section 4999 of the Code at the time of the initial determination by the Accounting Firm hereunder, it is possible that Gross-Up Payments which will not have been made by the Company should have been made ("Underpayment"), consistent with the calculations required to be made hereunder. In the event that the Company exhausts its remedies pursuant to Section 4(c) and the Employee thereafter is required to make a payment of any Excise Tax, the Accounting Firm shall determine the amount of the Underpayment that has occurred and any such Underpayment shall be promptly paid by the Company to or for the benefit of the Employee.

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                  (c) The Employee shall notify the Company in writing of any claim by the Internal Revenue Service that, if successful, would require the payment by the Company of the Gross-Up Payment. Such notification shall be given as soon as practicable but no later than ten business days after the Employee is informed in writing of such claim and shall apprise the Company of the nature of such claim and the date on which such claim is requested to be paid. The Employee shall not pay such claim prior to the expiration of the 30-day period following the date on which it gives such notice to the Company (or such shorter period ending on the date that any payment of taxes with respect to such claim is due). If the Company notifies the Employee in writing prior to the expiration of such period that it desires to contest such claim, the Employee shall:

                           (i) Give the Company any information reasonably
                  requested by the Company relating to such claim;

                           (ii) Take such action in connection with contesting
                  such claim as the Company shall reasonably request in writing from time to time, including, without limitation, accepting legal representation with respect to such claim by an attorney reasonably selected by the Company;

                           (iii) Cooperate with the Company in good faith. in
                  order effectively to contest such claim; and

                           (iv) Permit the Company to participate in any
                  proceedings relating to such claim;

                           Provided, however, that the Company shall bear and
                  pay directly all costs and expenses (including additional interest and penalties) incurred in connection with such contest and shall indemnify, and hold the Employee harmless, on an after-tax basis, for any Excise Tax or income tax (including interest and penalties with respect thereto) imposed as a result of such representation and payment of costs and expenses. Without limitation on the foregoing provisions of this Section 4(c), the Company shall control all proceedings taken in connection with such contest and, at its sole option, may pursue or forgo any and all administrative appeals, proceedings, hearings and conferences with the taxing authority in respect of such claim and may, at its sole option, either direct the Employee to pay the tax claimed and sue for a refund or contest the claim in any permissible manner, and the Employee agrees to prosecute such contest to a determination before any administrative tribunal, in a court of initial jurisdiction and in one or more appellate courts, as the Company shall determine; provided, however, that if the Company directs the Employee to pay such claim and sue for a refund, the Company shall advance the amount of such payment to the Employee, on an interest-free basis and shall indemnify and hold the Employee harmless, on an after-tax basis, from any Excise Tax or income tax (including interest or penalties with respect thereto) imposed with respect to the such advance or with respect to any imputed income with respect to such advance; and further provided that any extension of the statute of limitations relating to payment of taxes for the taxable year of the Employee with respect to which such contested amount is claimed to be due is limited solely to

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                  such contested amount. Furthermore, the Company's control of the contest shall be limited to issues with respect to which a Gross-Up Payment would be payable hereunder and the Employee shall be entitled to settle or contest, as the case may be, any other issue raised by the Internal Revenue Service or any other taxing authority.

                  (d) If, after the receipt by the Employee of an amount advanced by the Company pursuant to Section 4(c), the Employee becomes entitled to receive any refund with respect to such claim, the Employee shall (subject to the Company's complying with the requirements of Section 4) promptly pay to the Company the amount of such refund (together with any interest paid or credited thereon after taxes applicable thereto). If, after the receipt by the Employee of an amount advanced by the Company pursuant to Section 4(c), a determination is made that the Employee shall not be entitled to any refund with respect to such claim and the Company does not notify the Employee in writing of its intent to contest such denial of refund prior to the expiration of 30 days after such determination, then such advance shall be forgiven and shall not be required to be repaid and the amount of such advance shall offset, to the extent thereof, the amount of Gross-Up Payment required to be paid.

         5. BENEFITS SUBJECT TO EXECUTION OF RELEASE. Prior to receiving any payments or benefits pursuant to this Agreement, Executive agrees to execute a release agreement, releasing the Company and its officers, directors, employees and agents from any and all damages, claims, demands, causes of action, obligations and liabilities, known or unknown, arising out of or relating to the Agreement or this Supplement.

         6. DEFINITIONS. For purposes of this Supplement, the following terms shall have the meanings set forth below:

                  a. "Annual Salary" shall have the meaning ascribed to such term in the Agreement.

                  b. "Beneficial Ownership" shall have the meaning ascribed to such term in Rule 13d-3 of the Securities Exchange Act of 1934, as amended.

                  c. "Change of Control" shall mean any of the following:

                           i. The acquisition or possession by any Person of
                  Beneficial Ownership, directly or indirectly, of shares of the Company's capital stock having the power to cast more than thirty percent (30%) of the votes in the election of the Board of Directors of the Company or to otherwise, designate a majority of the members of the Board of Directors of the Company;

                           ii. the sale or other disposition of all or
                  substantially all of the business and assets of the Company and its Subsidiaries (on a consolidated basis) outside the ordinary course of business in a single transaction or series of related transactions; or

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                           iii. any merger or consolidation of the Company with
                  another entity in which the Company is not the surviving entity and in which either: (a) the surviving entity does not succeed to the rights and obligations of the Company with respect to the Agreement and this Supplement or (b) after giving effect to the merger or consolidation, a "Change of Control" under subparagraph (i) or (ii) above would have occurred as defined therein were the surviving entity deemed to be the Company for purposes of subparagraphs (i) and (ii) (with appropriate adjustments in the references therein to "capital stock" and "the Board of Directors" to properly reflect the voting securities and governing body of the surviving entity if it is not a corporation).

                  d. Good Cause. As used in this Agreement "good cause" for Executive to terminate his employment shall be deemed to exist if Executive voluntarily terminates employment within 24 months of a Change of Control for any of the following reasons:

                           i. Without Executive's express prior written consent,
                  Executive is assigned duties materially inconsistent with Executive's position, duties, responsibilities, or status with the Company which substantially varies from that which existed immediately prior to such change of ownership or control;

                           ii. Without Executive's express prior written
                  consent, Executive experiences a change in his reporting level, titles, or business location (or more than 50 miles from his current business location or residence whichever is closer to the new business location) which substantially varies from that which existed immediately prior to the Change of Control.

                           iii. Without Executive's express prior written
                  consent, Executive is removed from any position held immediately prior to the change of ownership or control, or if Executive fails to obtain reelection to any position held immediately prior to the change of ownership or control, which removal or failure to reelect is not directly related to Executive's incapacity or disability, habitual neglect, gross misconduct or death;

                           iv. Without Executive's express prior written
                  consent, Executive experiences a reduction in salary of more than 10 percent below that which existed immediately prior to the change of ownership or control.

                           v. Without Executive's express prior written consent,
                  Executive experiences an elimination or reduction of any employee benefit, business expense reimbursement or allotment, incentive bonus program, or any other manner or form of compensation available to Executive immediately prior to the Change of Control and such change is not otherwise applied to others in the Company with Executive's equivalent position or title; or

                           vi. The Company fails to obtain from any successor,
                  before the succession takes place, a written commitment obligating the successor to perform this Agreement in accordance with all of its terms and conditions.

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                  e. "Person" means any individual, sole proprietorship,
         partnership, limited partnership, joint venture, estate, trust, unincorporated association, organization, labor union, limited liability company, corporation, entity or governmental body, and also includes, for purposes of determining Beneficial Ownership, any group of Persons acting in concert to acquire or possess such Beneficial Ownership.

                  f. "Subsidiary" of the Company means any Person as to which the Company, or another subsidiary of the Company, owns more than fifty percent (50%) of the equity interest or has the power to elect or otherwise designate a majority of the members of its board of directors or similar governing body.

         7. Term. The term of this Supplement herein shall commence as of the date hereof and end one year hence unless sooner terminated pursuant to the terms herein.

         8. Non-Disclosure. The terms and conditions of this Agreement and the existence of this Agreement shall be kept completely confidential and shall not be disclosed by Executive or any of Executive's agents, except Executive may disclose the substance of this Agreement to the extent necessary as follows: a) to Executive's professional advisors, attorneys, accountants, who have a reasonable need to know; b) regulatory or taxing authorities; c) pursuant to court order issued by a court of competent jurisdiction; or d) to enforce this Agreement.

         9. Any controversy or claim arising out of or relating to this Agreement, or the breach thereof, shall be settled by arbitration administered by the American Arbitration Association under its National Rules for the Resolution of Employment Disputes, and judgment upon the award rendered by the arbitrator(s) may be entered by any court having jurisdiction thereof. The arbitrators shall award to the prevailing party, if any, as determined by the arbitrators, all of its costs and fees. "Costs and fees" mean all reasonable pre-award expenses of the arbitration, including the arbitrators' fees, administrative fees, travel expenses, out-of-pocket expenses such as copying and telephone, court costs, witness fees, and attorneys' fees.

         IN WITNESS WHEREOF, the parties have each executed and delivered this Supplement as of the date first written above.



                                     "Company"

                                     YOUBET.COM, INC.,
                                     a Delaware corporation


                                     By:
                                        ---------------------------------------

                                     Its:
                                         --------------------------------------

                                     Print Name:
                                                -------------------------------



                                     "Executive"


                                     -----------------------------------------

                                     Print Name:
                                               -------------------------------


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